Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

STEVEN B. HEDLUND PROMOTED TO CHIEF OPERATING OFFICER AT LINCOLN ELECTRIC

CLEVELAND, Monday, May 9, 2022 – Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) today announced that Steven B. Hedlund has been promoted to Chief Operating Officer (COO), effective immediately.

Hedlund has served as Executive Vice President, President of the Americas and International Welding segments since 2020 and has served as a member of the Company’s executive management team since 2008. As COO, he will continue to lead the welding segments’ Higher Standard 2025 Strategy initiatives to advance growth and enhance margin and return performance, and will now have responsibility for The Harris Products Group (HPG) segment. HPG and regional presidents will report directly to him.

“Steve’s experience and leadership has been instrumental in shaping our Higher Standard 2025 Strategy and the commercial and operational initiatives driving accelerated growth, record performance and returns,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Steve has been at the forefront of strategically positioning Lincoln for long-term, profitable growth for nearly fifteen years, having led Automation, M&A, and the transformation of our international region, and as COO, he will continue to generate superior value for our stakeholders.”

Hedlund joined Lincoln Electric in 2008 and has served as Executive Vice President (EVP), President of both the Americas Welding and International Welding since 2020 and has served as EVP, President of the International Welding segment since 2017. He previously served as President of Global Automation and as Vice President, Strategy and Business Development. Prior to Lincoln Electric, Mr. Hedlund held various executive leadership roles at Fortune Brands, Inc., and served as principal with the management consulting firm Booz Allen & Hamilton. Hedlund earned a bachelor’s degree and an MBA from Dartmouth College.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading material science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 56 manufacturing locations in 19 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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